EXHIBIT 99

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   Condensed Consolidated Financial Statements

                                 March 31, 1999

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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                   Three Months Ended March 31, 1999 and 1998

                                      INDEX

         FINANCIAL STATEMENTS:

         Condensed Consolidated Balance Sheets                    1
         Condensed Consolidated Statements of Income              2
         Condensed Consolidated Statements of Cash Flows          3
         Notes to Condensed Consolidated Financial Statements     4

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining where its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                  (Dollars in thousands, except per share data)

                                                         March 31,  December 31,
               ASSETS                                      1999         1998
                                                           ----         ----
Bonds at market value (amortized cost of
   $1,644,284 and $1,631,094)                           $1,680,746    $1,683,928
Equity investments at market value (cost of
   $27,118 and $34,250)                                     29,029        37,268
Short-term investments                                     133,151        92,241
                                                        ----------    ----------

     Total investments                                   1,842,926     1,813,437
Cash                                                         9,299         2,729
Deferred acquisition costs                                 191,472       199,559
Prepaid reinsurance premiums                               229,505       217,096
Reinsurance recoverable on unpaid losses                     3,919         3,907
Receivable for securities sold                               3,930         1,656
Other assets                                               151,799       144,105
                                                        ----------    ----------

      TOTAL ASSETS                                      $2,432,850    $2,382,489
                                                        ==========    ==========

  LIABILITIES AND MINORITY INTEREST AND
           SHAREHOLDER'S EQUITY

Deferred premium revenue                                $  741,888    $  721,699
Losses and loss adjustment expenses                         65,650        63,947
Deferred federal income taxes                               89,181        95,398
Ceded reinsurance balances payable                          19,714        31,502
Payable for securities purchased                           133,549       105,749
Long-term debt                                             120,000       120,000
Minority interest                                           20,973        20,388
Accrued expenses and other liabilities                     103,154       119,215
                                                        ----------    ----------

      TOTAL LIABILITIES AND MINORITY INTEREST            1,294,109     1,277,898
                                                        ----------    ----------

Common stock (500 shares authorized,
 issued and outstanding; par value of
 $30,000 per share)                                         15,000        15,000
Additional paid-in capital                                 706,117       694,788
Accumulated other comprehensive income
 (net of deferred income tax provision
 of $13,935 and $19,904)                                    25,879        36,964
Accumulated earnings                                       391,745       357,839
                                                        ----------    ----------

      TOTAL SHAREHOLDER'S EQUITY                         1,138,741     1,104,591
                                                        ----------    ----------

TOTAL LIABILITIES AND MINORITY INTEREST AND
         SHAREHOLDER'S EQUITY                           $2,432,850    $2,382,489
                                                        ==========    ==========

            See notes to condensed consolidated financial statements.


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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             (Dollars in thousands)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         1999          1998
                                                         ----          ----
REVENUES:
 Net premiums written (net of premiums ceded of
  $28,424 and $16,391)                                 $ 49,910     $ 37,947
 Increase in deferred premium revenue                    (8,616)      (6,026)
                                                       --------     --------
 Premiums earned (net of premiums ceded of
  $15,441 and $13,120)                                   41,294       31,921
 Net investment income                                   21,491       17,546
 Net realized gains                                       3,468        3,944
 Other income                                                43          235
                                                       --------     --------
           TOTAL REVENUES                                66,296       53,646
                                                       --------     --------
EXPENSES:
 Losses and loss adjustment expenses (net of
  reinsurance recoveries of $194 and $(6,841))            2,175        1,047
 Policy acquisition costs                                 9,917        8,387
 Other operating expenses                                 8,145        5,716
                                                       --------     --------
           TOTAL EXPENSES                                20,237       15,150
                                                       --------     --------
 Minority interest and equity earnings                     (584)
                                                       --------
INCOME BEFORE INCOME TAXES                               45,475       38,496
 Provision for income taxes                              11,570       10,488
                                                       --------     --------
     NET INCOME                                          33,905       28,008
                                                       --------     --------
Other comprehensive income (loss), net of tax:
 Unrealized losses on securities:
  Unrealized holding losses arising during period        (8,831)        (704)
  Less: reclassification adjustment for gains
   included in net income                                (2,254)      (2,564)
                                                       --------     --------
 Other comprehensive income (loss)                      (11,085)      (3,268)
                                                       --------     --------
  COMPREHENSIVE INCOME                                 $ 22,820     $ 24,740
                                                       ========     ========

            See notes to condensed consolidated financial statements.


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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         1999          1998
                                                         ----          ----
Cash flows from operating activities:
 Premiums received, net                              $  43,967     $  44,043
 Policy acquisition and other operating expenses
  paid, net                                            (34,990)      (37,084)
 Recoverable advances received (paid)                   (1,265)        5,778
 Loss and LAE paid, net                                   (723)         (164)
 Net investment income received                         20,633        19,881
 Federal income taxes paid                              (1,889)         (487)
 Other, net                                             (1,903)       (3,062)
                                                     ---------     ---------
     Net cash provided by operating activities          23,830        28,905
                                                     ---------     ---------
Cash flows from investing activities:
 Proceeds from sales of bonds                          395,309       408,342
 Purchases of bonds                                   (372,420)     (318,471)
 Purchases of property and equipment                      (154)         (359)
 Net increase in short-term securities                 (40,005)     (107,782)
 Other investments, net                                     10
                                                     ---------     ---------
     Net cash used for investing activities            (17,260)      (18,270)
                                                     ---------     ---------
Cash flows from financing activities:
 Stock repurchase                                                     (4,250)
                                                                   ---------
     Net cash used for financing activities                           (4,250)
                                                                   ---------
Net increase in cash                                     6,570         6,385

Cash at beginning of period                              2,729        11,235
                                                     ---------     ---------

Cash at end of period                                $   9,299     $  17,620
                                                     =========     =========

            See notes to condensed consolidated financial statements.


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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

1.    ORGANIZATION AND OWNERSHIP

      Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is primarily engaged in the business of providing financial guaranty insurance on asset-backed and municipal obligations.

2.    BASIS OF PRESENTATION

      The accompanying condensed consolidated financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at March 31, 1999 and for all periods presented, have been made.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 1998 consolidated financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The results of operations for the periods ended March 31, 1999 and 1998 are not necessarily indicative of the operating results for the full year.

3.    PREMIUM REVENUE RECOGNITION

      Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amount of debt insured. Deferred premium revenue and prepaid reinsurance premiums represent the portion of premium that is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premiums, less any amount credited to a refunding issue insured by the Company, are recognized.

4.    LITIGATION

      During the ordinary course of business, the Company has become party to certain litigation. Management believes that these matters will be resolved with no material impact on the Company's financial position, results of operations or cash flows.

5.    LOSS RESERVE DISCOUNT RATES

      The Company uses risk free interest rates to discount the additions to its general reserve for new business originated. For case basis reserves, the Company uses discount rates ranging from 5.5% to 6.1%.

6.    RECLASSIFICATION

      Historically, purchases of tax and loss bonds were treated as charges to current tax expense with a corresponding benefit to deferred taxes by setting up tax and loss bonds as a deferred tax asset (i.e., reduction of the deferred tax liability). These purchases have been reclassified to be treated as prepaid federal income taxes and, as a consequence, tax and loss bonds have been classified as an asset on the balance sheet and not as a reduction of the deferred tax liability. Accordingly, the change had the effect of increasing both assets and liabilities by $40,332,000 at March 31, 1999 and $38,726,000 at December 31, 1998. This reclassification has no effect on the Company's net income or shareholders' equity.


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